EXHIBIT 99.1

Greenhouse Solutions, Inc.  Announces Agreement With Mr. Checkout
for Distribution of KOIOS Drinks

Greenwood Village, CO - February 6, 2017 - Greenhouse Solutions, Inc. (OTC PINK: GRSU) ("GH Solutions"), a company focused on creating and offering nutritional products with hemp supplements, is pleased to announce that an agreement has been signed with Mr. Checkout to distribute KOIOS Raspberry Wonder with Hemp beverage. Mr. Checkout is a national marketing Co-Op of approximately 35,000 convenience stores around the country. The Mr. Checkout group consists of approximately 800 independent convenience store distributors, merchandisers and wholesale-to-distributor warehouse companies. Mr. Checkout has also developed relationships with buyers in nearly every major big box store for over 30 years.

In regards to the partnership, John Michak, COO of GH Solutions, stated, "We have announced previously that one of our main goals for 2017 is to focus on growing deeper within our existing sales channels and gaining more market share in those channels." In addition, he stated, "The agreement with Mr. Checkout provides a broad market for further sales of the Raspberry Wonder with Hemp product." Mr. Michak concluded, "This is just the beginning as we endeavor to launch additional products into all of these markets to maximize the potential revenues into KOIOS and GH Solutions."

To see a complete list of Big Box retailers:

 http://mrcheckout.net/list-of-channel-partn

The Company anticipates providing additional updates to shareholders over the coming weeks.

About Mr. Checkout Distributors

Since 1989 Mr. Checkout Distributors, Inc. have been servicing independent retailers, convenience stores and grocers through a group of wagon jobbers (small distributors), merchandisers and wholesale-to-distributor warehouse companies. Mr. Checkout is not a franchise. Each route distributor is independent (has complete autonomy) and has full control over his or her own business and full control over all marketing methods. See: www.MrCheckout.net

About GH Solutions (Greenhouse Solutions, Inc.)

GH Solutions is a science-based company focused on offering products to consumers within the burgeoning hemp health products industry. The Company has formulations that offer the benefits of botanicals like hemp seed oil in nutritional products for consumers, and has plans for future products incorporating a licensed probiotic application, when developed. The KOIOS Raspberry Wonder with Hemp beverage is offered through a joint venture with Koios LLC, which combined KOIOS' formulas for nutritional products with hemp oil from GH Solutions. GH Solutions encourages all current and prospective shareholders to visit our website at: www.ghsolutionsinc.com;

or our Facebook page at: https://m.facebook.com/Greenhousesolutionsinc

About KOIOS

The KOIOS product creators began developing their own nootropic formulas to combat ADHD and to eliminate harmful stimulants from their lives. After several years of study, they formulated the initial KOIOS drink formulation. KOIOS encourages people to visit their website to learn more:

http://www.mentaltitan.com

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The distribution through Mr. Checkout should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:

info@ghsolutionsinc.com

Ghsolutionsinc.com

1-877-895-5647

SOURCE: GreenHouse Solutions Inc.